EXHIBIT 3.1

                                    DELAWARE

                                ----------------

                                THE FIRST STATE



      I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AVP, INC." FILED IN THIS OFFICE OF THE EIGHTEEN DAY OF AUGUST, A.D. 2005, AT 5:45 O'CLOCK P.M.

      A FILED COPY OF THIS CERTIFICATE HAD BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.





                                      /s/ Harriet Smith Windsor
                                      ------------------------------------------
                                      Harriest Smith Windsor, Secretary of State

2402270  9100        [SEAL]           AUTHENTICATION: 4102805

050684940                                       DATE: 08-19-05

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                    AVP, INC.

It is hereby certified that:

            1. The name of the corporation (hereinafter called the "corporation") is AVP, Inc.

            2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

            "FOURTH: The total number of shares of all the classes which the Corporation is authorized to issue in Three Hundred Two Million (302,000,000) shares, of which Three Hundred Million (300,000,000) shares, par value $.001, shall be common stock, and Two Million (2,000,000) shares, par value $.001 shall be preferred stock.

            3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 if the General Corporation Law of the State of Delaware.

            4. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.


Signed on August 23, 2005.


                                                           /s/ Leonard Armato
                                                           ------------------
                                                           Leonard Armato
                                                           CEO

                                State of Delaware

                        Office of the Secretary of State

      I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "MALONE ROAD INVESTMENTS, LTD." FILED IN THIS OFFICE ON THE TWELFTH DAY OF MAY, A.D. 1994, AT 9 O'CLOCK A.M.

      A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

                                   /s/ William T. Quillen
                                   -----------------------------------------
                                   William T. Quillen, Secretary of State

                          CERTIFICATE OF INCORPORATION
                                       OF
                          MALONE ROAD INVESTMENTS, LTD.
                            (a Delaware corporation)

      The undersigned, in order to form a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby certify as follows:

      FIRST: The name of the Corporation is Malone Road Investments, Ltd.

      SECOND: The address of the registered office of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent 19901. The name of its registered agent at the address is The Prentice-Hall Corporation System, Inc.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for _ which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of all classes which the Corporation is authorized to have outstanding is Twenty One Million (21,000,000) shares of which stock Twenty Million (20,000,000) shares in the par value of $.001 each, amounting in the aggregate of Twenty Thousand Dollars ($20,000) shall be common stock and of which One Million (1,000,000) shares in the par value of $.001 each, amounting in the aggregate to One Thousand Dollars ($1,000) shall be preferred stock. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

      (a) The number of shares constituting that series and the distinctive designation of that series;

      (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

      (c) Whether that series shall have voting rights, in addition to the voting rights; provided by law, and, if so, the terms of such voting rights;

      (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such event as the Board of Directors shall determine;

      (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

      (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

      (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

      (h) Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

      FIFTH: Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the corporation shall otherwise provide. The number of directors of the corporation which shall constitute the whole board of directors shall be such as from time to time shall be fixed by or in the manner provided in the bylaws.

      SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

      SEVENTH: A director of the corporation shall not be personally liable for monetary damages to the corporation or its stockholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit.

      EIGHTH: A director or officer of the corporation shall not be disqualified by his or her office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise. No transaction, contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of the Corporation is a member of any firm, a stockholder, director or officer of any corporation or trustee or beneficiary of any trust that is in any way interested in such transaction, contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation or for any gain or profit directly or indirectly realized by him or her by reason of the fact that he or she or any firm in which he or she is a member or any corporation of which he or she is a stockholder, director, or officer, or any trust of which he or she is a trustee, or beneficiary, is interest in such transaction, contract or act; provided the fact that such director or officer or such firm, corporation, trustee or beneficiary of such trust, is so interest shall have been disclosed or shall have been known to the members of the board of directors as shall be present at any meeting at which action upon such contract, transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his or her authority, respecting such contract, transaction or act with like force and effect as if he or she or any firm of which he or she is a member, or any corporation of which he or she is a stockholder, director or officer, or any trust of which he or she is a trustee or beneficiary, were not interested in such transaction, contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, and notwithstanding any statue or rule of law or equity to the contrary (if any there be) his or her good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.

      NINTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors of class of creditors, and/or the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

      TENTH: The corporation reserves the right to amend and repeal any provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

      ELEVENTH: The incorporator is Jehu Hand whose mailing address is 25431 Cabot Road, Suite 207, Laguna Hills, California 92653.

      I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereunto set my hand this 8th day of May, 1994.

                                                          /s/ Jehu Hand
                                                          -------------
                                                          Jehu Hand,
                                                          Incorporator

                                State of Delaware

                        Office of the Secretary of State

      I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DOMESTICATION OF NON U.S. CORPORATION OF "MALONE ROAD INVESTMENTS, LTD.", FILED IN THIS OFFICE THE TWELFTH DAY OF MAY, A.D. 1994, AT 9 O'CLOCK A.M.

      A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

                                     /s/ William T. Quillen
                                     -----------------------------------------
                                     William T. Quillen, Secretary of State

                         CERTIFICATE OF DOMESTICATION OF

                          MALONE ROAD INVESTMENTS, LTD.

      It is hereby certified as follows:

      1. The Corporation (the "Corporation") was first formed, incorporated, or otherwise came into being on August 6, 1990 in the jurisdiction of the Isle of Man, and subsequently reincorporated in the Turks and Caicos Islands on April 21, 1992.

      2. The name of the Corporation immediately prior to the filing of this Certificate of Domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware is Malone Road Investments, Ltd.

      3. The name of the Corporation set forth in this Certificate of Incorporation to be filed concomitantly with this Certificate of Domestication in accordance with subsection (b) of Section 388 of the General Corporation Law of the State of Delaware is Malone Road Investments, Ltd.

      4. The jurisdiction that constituted the seat, siege, social, or principal place of business of central administration of the Corporation, or other equivalent thereto under applicable law immediately prior to the filing of this Certificate of Domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware is the Turks and Caicos Islands.

      5. The undersigned is a Corporation officer, director, trustee, manager, partner or other person performing functions equivalent to those of an officer or director, however named or described, and is authorized to sign this Certificate of Domestication on behalf of the Corporation.

Executed on May 8, 1994.

/s/ Jehu Hand
--------------------------------------
Jehu Hand
Assistant Secretary

                                State of Delaware

                        Office of the Secretary of State

      I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PL BRANDS, INC.", CHANGING ITS NAME FROM "PL BRANDS, INC." TO "OTHNET, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF MARCH, A.D. 2001, AT 3 O'CLOCK P.M.

      A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                 /s/ Harriet Smith Windsor
                                 -----------------------------------------
                                 Harriet Smith Windsor, Secretary of State

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 PL BRANDS, INC.

      We, the undersigned, President and S ecretary, respectively, of PL Brands, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

      DO HEREBY CERTIFY:

      FIRST: That the name of the Corporation is PL Brands, Inc.

      SECOND: That the FIRST Article of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

      "FIRST: The name of the Corporation is Othnet, Inc."

      THIRD: That the total number of shares of all classes of stock which the Corporation is authorized to have outstanding is Twenty-One Million (21,000,000) shares of which stack Twenty Million (20,000,000) shares in the par value o f $.001 each shall be common stock and of which One Million (1,000,000) shares in the par value of $.001 each shall be preferred stock.

      FOURTH: That the first sentence of the IOURTH Article of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

            "FOURTH: The total number of shares of all classes whichthe Corporation is authorized to have outstanding is Forty-Two Million (42,000,000) shares of which stock Forty Million (40,000,000) shares in the par value of $.001 each, amounting in the aggregate of Forty Thousand Dollars ($40,000) shall be common stock and of which Two Million (2,000,000) shares in the par value of $.001 each, amounting in the aggregate to Two Thousand Dollars (S2,000) shall be preferred stock."

      FIFTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, we have hereunto signed this certificate this 22 01 day of March, 2001, and we affirm the statements contained he'ein as true under penalties of perjury.

                              /s/ Richard A. Barbari
                              -----------------------------------------
                              Richard A. Barbari, President

                              Attest: /s/ David M. Kaye
                                      --------------------------------
                                      David M. Kaye, Secretary

 CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND LIMITATIONS OF SERIES A
                    CONVERTIBLE PREFERRED STOCK AND SERIES B

                   CONVERTIBLE PREFERRED STOCK OF OTHNET, INC.

      Acting pursuant to Sections 151(a) and (g) of the Delaware General Corporation Law, the undersigned, Jeffrey Wattenberg, the duly elected and acting President of Othnet, Inc. (the "Company") hereby certifies that the Board of Directors of the Company (the "Board") duly approved the following Certificate of Designation of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company on February 25, 2005, and that the Certificate of Incorporation of the Company expressly authorizes the Board to so designate and issue one or more series of preferred stock, par value $0.001 per share, of the Company ("Preferred Stock"). The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of each of the Series A and Series B Convertible Preferred Stock are as described in the following resolution, duly adopted by the Board of Directors of the Company.

      WHEREAS, the Certificate of Incorporation of the Company authorizes a class (or classes) of up to two million (2,000,000) shares of Preferred Stock, and provides that such Preferred Stock may be issued from time to time in one or more Series and vests authority in the Board of Directors to fix or alter the rights, preferences, privileges, restrictions and other matters granted to or imposed upon any wholly unissued series of the Preferred Stock;

      WHEREAS, the Company has not heretofore issued any Preferred Stock; and

      WHEREAS, it is the desire of the Board of Directors to fix and determine the rights, preferences, privileges, restrictions and other matters relating to One Million (1,000,000) shares of Series A Convertible Preferred Stock and Two Hundred Fifty Thousand (250,000) shares of Series B Convertible Preferred Stock of the Company.

      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to such One Million Two Hundred Fifty Thousand (1,250,000) shares of Series A and Series B Convertible Preferred Stock:

      A. Authorized Number. One Million (1,000,000) of the authorized shares of preferred stock, par value $0.001 per share are hereby designated "Series A Convertible Preferred Stock" ("Series A Stock") and Two Hundred Fifty Thousand (250,000) of the authorized shares of preferred stock, par value $0.001per share are hereby designated "Series B Convertible Preferred Stock" ("Series B Stock" and, together with the Series A Stock, the "Convertible Preferred").

      B. Designation. The rights, preferences, privileges, restrictions and other matters relating to the Convertible Preferred are as follows:

            1. Dividend Rights. Holders of Series B Stock shall be entitled to receive, pari passu with holders of common stock, par value $.001 per share, of the Company (the "Common Stock"), all cash or in-kind dividends or distributions on an as converted basis from time to time at any time declared, set aside, or paid by the Company in an amount that would have been received by the holders of Series B Stock (assuming, for purposes of the calculation, that the holders of Series B Stock had lawfully converted such Series B Stock into shares of Common Stock immediately prior to the record date for determining the holders of Common Stock entitled to receive such distribution at the then-applicable Series B Stock Conversion Rate), in each case only when, as and if declared by the Board, and, in the case of cash dividends, only out of funds that are legally available therefor. Such dividends shall be non-cumulative.

            2. Voting Rights.

      (I) Until such time as the Company has amended its certificate of incorporation to increase its authorized Common Stock to a minimum of 300,000,000 shares, the Convertible Preferred shall vote with the shares of Common Stock of the Company on an as converted basis from time to time, and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as holders of Common Stock, in either case upon the following basis: each holder of shares of Series B Stock shall be entitled to such number of votes as shall be equal to ten (10) times the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

      (II) At all times, the Series A Stock, and subsequent to the filing of an amendment to the Company certificate of incorporation with the Secretary of State of the State of Delaware whereby the authorized Common Stock is increased to a minimum of 300,000,000 shares, the Series B Stock shall vote with the shares of Common Stock of the Company on an as converted basis from time to time, and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as holders of Common Stock, in either case upon the following basis: each holder of shares of Series B Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

In addition, the Company shall not, without the prior approval of the holders of at least a majority of the then issued and outstanding shares of either series of Convertible Preferred, voting as a separate class:

            (a) issue or create any series or class of equity securities with rights in parity with or superior to such series or increase the rights or preferences of any series or class of equity securities having rights or preferences that are junior to such series so as to make the rights or preferences of such series or class in parity with or senior to such; or (b) amend, alter, or repeal the preferences, special rights, or other powers of the such so as to adversely effect the holders of such series.

            3. Liquidation Rights.

            (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any other stock of the Company, the holders of Series B Stock shall be entitled to be paid out of the assets of the Company, pari passu with any other series of preferred stock equal to the Series B Stock, an amount per share ("Issue Price") of Series B Stock equal to 25% of the price of a Unit as set forth in the Association of Volleyball Professionals, Inc./Othnet, Inc. Confidential Private Placement Memorandum (offering Units of Series B Stock and Common Stock Purchase Warrants) (the "Offering Memorandum") (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all declared and unpaid dividends on such shares of Series B Stock for each share of Series B Stock held by them.

            (b) After the payment of the full liquidation preference of the Series B Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of any preferred stock junior to the Series B Stock, if any, and to the holders of the Series A Stock and Common Stock, and the holders of Series B Stock shall not participate in any such distribution.

            (c) The following events shall be considered a "liquidation" for purposes of this Section 3:

                  (i) any consolidation, merger, reorganization, recapitalization or sale in one or more related transactions of the Company with or into any other corporation or other entity or person, or any other corporate reorganization or sale of securities of the Company, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or sale, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger, reorganization or sale, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                  (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

            (d) If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Stock of the liquidation preferences set forth in Section 3(a), then such assets shall be distributed among the holders of Series B Stock and any holders of any other preferred stock equal to the Series B Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            4. Redemption. There shall be no obligation on the part of the Company to redeem any shares of Series B Stock, however, the Company may redeem the Series B Stock after the fifth anniversary of issuance on thirty (30) days written notice to the holders of the Series B Stock at a price per share of Series B Stock equal to the Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all declared and unpaid dividends on such shares of Series B Stock for each share of Series B Stock held by them. Notwithstanding the foregoing, in the event that the Company does not have its authorized shares of common stock increased to no less than 300,000,000 shares within 180 days of the final closing of the Company's Series B Stock offering, each of the holders of the Series B Stock shall be entitled to sell their respective shares of Series B Stock to the Company at the Issue Price.

            5. Conversion Rights.

      The holders of Convertible Preferred shall have the following rights with respect to the conversion of Convertible Preferred into shares of Common Stock (the "Conversion Rights"), except that Subsection (k) hereunder shall only be applicable to the Series B Stock:

            (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Convertible Preferred may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Convertible Preferred shall be entitled upon conversion shall be as contemplated in the Offering Memorandum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Convertible Preferred Conversion Rate").

            (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred by a bolder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

            (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Convertible Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (d) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

            (e) Mechanics of Conversion. Each holder of Convertible Preferred who converts the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for Convertible Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Convertible Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Convertible Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Convertible Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            (f) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Convertible Preferred is issued (the "Convertible Preferred Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of Convertible Preferred, the Convertible Preferred Conversion Rate in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Company shall at any time or from time to time after the Convertible Preferred Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of Convertible Preferred, the Convertible PrefLiled Conversion Rate in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 5(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (g) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Convertible Preferred Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Convertible Preferred Conversion Rate that is then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Convertible Preferred Conversion Rate then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Convertible Preferred Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Convertible Preferred Conversion Rate shall be adjusted pursuant to this Section 5(g) to reflect the actual payment of such dividend or distribution.

            (h) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Convertible Preferred Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of Convertible Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Convertible Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of Convertible Preferred or with respect to such other securities by their terms.

            (i) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series B Original Issue Date, Common Stock issuable upon the conversion of Convertible Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Convertible Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Convertible Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            (j) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Series B Original Issue Date, there is a capital reorganization of Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of Convertible Preferred shall thereafter be entitled to receive upon conversion of Convertible Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of sharesof Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Convertible Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Convertible Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Convertible Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

            (k) Sale of Shares Below the Convertible Preferred Conversion Price.

            (i) If at any time or from time to time after the Convertible Preferred Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (k) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 5(h) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 5(f) above, for an Effective Price (as hereinafter defined) per share less than the quotient obtained by dividing the Issue Price by the Convertible Preferred Conversion Rate ("Convertible Preferred Stock Conversion Price"), then and in each such case the then existing Convertible Preferred Stock Conversion Rate shall be increased, as of the opening of business on the date of such issue or sale, to a price determined by dividing the Convertible Preferred Stock Conversion Rate by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (k)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Convertible Preferred Stock Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock and actually outstanding, and (B) the number of shares of Common Stock into which the then outstanding shares of Convertible Preferred could be converted if fully converted on the day immediately preceding the given date.

            (ii) For the purpose of making any adjustment required under this
Section 5(k), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and before deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as detennined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

            (iii) For the purpose of the adjustment required under this Section 5(k), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Convertible Preferred Stock Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the maximum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the maximum amounts of consideration, if any, payable to the Company upon the conversion thereof; provided that if in the case of Convertible Securities the maximum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the maximum amounts of consideration without reference to such clauses; provided further that if the maximum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by mason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such amount of consideration is reduced; and provided further that if the maximum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased maximum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Convertible Preferred Stock Conversion Rate, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of . any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Convertible Preferred Stock Conversion Rate as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Convertible Preferred Stock Conversion Rate which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Convertible Preferred.

            (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 5(k), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon conversion of the Convertible Preferred; (2) shares of Common Stock and/or options, warrants or other Common Stock purchase rights thereafter (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued to employees, officers or directors of, or consultants, advisors, advisory board members or committee members to, the Company pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (3) shares of Common Stock issued pursuant to mergers, acquisitions or other similar transactions approved by the Board; and (4) all issuances in connection with strategic partnerships, strategic alliances, joint ventures, or any other similar transaction approved by the Board. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(k), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 5(k), for such Additional Shares of Common Stock.

            (l) Adjustments for Issuance of Additional Securities to Series A Stock holders in Accordance with Agreement and Plan of Merger. If the Company at any time or from time to time after the Convertible Preferred Stock Original Issue Date issues or provides for the issuance of its securities to the Series A Stock holders in accordance with Section 2.5(a)(iv) of the Agreement and Plan of Merger among Othnet, Inc., Othnet Merger Sub, Inc. and Association of Volleyball Professionals, Inc., dated as of June 29, 2004 ("Merger Agreement"), in such event provision shall be made so that the holders of Convertible Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of Common Stock or other securities convertible into Common Stock, equal to their pro rata percentage of the fully-diluted securities of the Company prior to any issuances to the Series A Preferred Stockholders in accordance with the terms of the Merger Agreement, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of Convertible Preferred or with respect to such other securities by their terms.

            (m) Certificate of Adjustment. In each case of an adjustment or readjustment of the Convertible Preferred Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of Convertible Preferred, if Convertible Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Convertible Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Convertible Preferred Stock Conversion Price at the time in effect, (3) the number of Additional Shares of Common Stock and
(4) the type and amount, if any, of other property which at the time would be received upon conversion of the Convertible Preferred.

            (n) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Convertible Preferred at least ten (10) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

            6. Mandatory Conversion. At any time commencing one year after the issuance of shares of Series B Stock the Company may send a notice of conversion to the holders of the Series B Stock, provided: (i) all shares of Common Stock underlying the Series B Stock have been registered for resale with the Securities and Exchange Commission, and such registration statement is effective at the time such notice of conversion is sent to the holders of the Series B Stock, (ii) the Common Stock is quoted on the Over-The-Counter Bulletin Board ("OTCBB") or a similar electronic quotation system or stock exchange, (iii) the closing price per share, or the average of the closing bid and ask price per share of Common Stock, if applicable, has been at least twice. the quotient obtained by dividing the redemption price of the Series B Stock by 100 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for thirty (30) consecutive trading days prior to a notice of conversion, and (iv) the average daily trading volume of the Common Stock as reported on the OTCBB, or other electronic quotation system or stock exchange as then listed, averages at least 2,000,000 shares of Common Stock for each of the thirty (30) consecutive trading days prior to a notice of conversion, the Company may send the holders a notice of conversion.

      Upon the sending of such notice, all shares of Series B Stock shall be converted into Common Stock at the Series B Conversion Rate then in effect (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of
Section 5(g) above. Upon such automatic conversion, the outstanding shares of Series B Stock shall be converted automatically without any further action by the holders of such shares whether or not the certificates representing such shares are surrendered to the Company or its transfer agent.

      At such time as the Company has amended its certificate of incorporation to increase its authorized Common Stock to no less than 300,000,000 shares, each share of Series A Stock shall automatically be converted into a number of shares of Common Stock equal to the then current Convertible Stock Conversion Rate, and each Series A Stock certificate shall represent the number of whole shares of Common Stock that shall equal the product obtained by multiplying the number of shares of Series A Stock stated thereon by the Convertible Stock Conversion Rate. Upon surrender of such certificate to the Company, the Company shall issue certificates representing such whole number of shares of Common Stock and cash in the amount of any fractional share as the holder of such certificate shall lawfully direct.

            7. No Reissuance of Convertible Preferred. No share or shares of Convertible Preferred, or any other series of preferred stock authorized by the Company, acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Certificate of Designation of Rights Preferences and Limitations of Convertible Preferred shall be appropriately amended to effect the corresponding reduction in the Company's authorized stock. If the Convertible Preferred shall not be issued as contemplated in the Offering Memorandum, the Company shall file a certificate of resolutions of the Company's board of directors to such effect in accordance with Section 151 of the Delaware General Corporation Law.

            8. No Preemptive Rights. No stockholders of the Company, including, without limitation, the holders of Convertible Preferred, shall have preemptive rights.

                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A and Series B Convertible Stock to be duly executed by its President and attested to by its Secretary on this 25th day of February, 2005.

By:   /s/ Jeffrey Wattenberg
      -----------------------------------
      President: Jeffrey Wattenberg

By:   /s/ Jeffrey Wattenberg
      -----------------------------------
      President: Jeffrey Wattenberg

(SEAL)